UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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STANCORP FINANCIAL GROUP, INC.

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StanCorp Financial Group, Inc.

1100 SW Sixth Avenue

Portland, Oregon 97204

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 13, 2013

This proxy statement supplement, dated May 1, 2013, supplements the definitive proxy statement filed by StanCorp Financial Group, Inc. (“StanCorp”) with the Securities and Exchange Commission (“SEC”) on March 25, 2013 and made available to StanCorp shareholders in connection with the solicitation of proxies by the Board of Directors for the 2013 Annual Meeting of Shareholders (“2013 Annual Meeting”) and any adjournment or postponement thereof.

This supplement is being filed with the SEC and is being made available to shareholders on May 1, 2013. Only shareholders of record at the close of business on March 8, 2013 may vote at the 2013 Annual Meeting.

Except as specifically provided in this supplement, the information provided in the 2013 proxy statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the 2013 proxy statement, the information in this supplement is more current. The 2013 proxy statement contains important additional information. This supplement should be read in conjunction with the 2013 proxy statement.

Supplemental Disclosure Concerning Item 3 – Proposal to Re-approve and Amend the Amended 2002 Stock Incentive Plan

The purpose of this supplement is to provide updated information about the terms of the Amended 2002 Stock Incentive Plan (“2002 Stock Plan”), which shareholders have been asked to approve as Item 3 described in the 2013 proxy statement.

StanCorp’s Board of Directors approved an amendment to the terms of StanCorp’s 2002 Stock Plan to modify section 6.1-5(d) to provide that upon the exercise of an option, the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements will reduce the number of shares reserved for issuance under the 2002 Stock Plan. StanCorp has not had a practice of reissuing shares exercised under the 2002 Stock Plan where the proceeds have been used for payment of the exercise price or withheld to satisfy withholding requirements, and therefore exercised shares used for this purpose will reduce the number of shares reserved for issuance under the 2002 Stock Plan. The amendment aligns the 2002 Stock Plan with StanCorp’s practice.

The 2002 Stock Plan includes a sub-limit on the number of shares under the 2002 Stock Plan that can be issued as awards other than options. As of December 31, 2012, 933,240 shares remained available under the 2002 Stock Plan, of which no more than 585,291 shares were available as awards other than stock options. Under the proposed amendments to the 2002 Stock Plan, an additional 2,200,000 shares will be added to the 2002 Stock Plan, of which no more than 600,000 of these new shares may be issued as awards other than stock options. The complete text of the 2002 Stock Plan, as amended, has been filed with the SEC as Exhibit A to this proxy statement supplement.

The Board of Directors continues to recommend that shareholders vote their shares FOR Item 3 – Proposal to Re-approve and Amend the Amended 2002 Stock Incentive Plan as described in this Supplement and in the 2013 Proxy Statement.

EXHIBIT A

AMENDED 2002 STOCK INCENTIVE PLAN(1)

StanCorp Financial Group, Inc.

1.        Purpose.  The purpose of this 2002 Stock Incentive Plan (“Plan”) is to enable StanCorp Financial Group, Inc., an Oregon corporation (“Company”) to attract and retain the services of (i) employees, officers and directors of the Company or of any subsidiary of the Company, (ii) selected non-employee agents, consultants, advisors, persons involved in the sale or distribution of the products of the Company or any subsidiary of the Company, and independent contractors of the Company or any subsidiary of the Company, and (iii) non-employees to whom an offer of employment has been made. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (“Employer”) that is either the Company or a subsidiary of the Company.

2.        Shares Subject to the Plan.  Subject to adjustment as provided below and in Section 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be ~~4,800,000~~ [7,000,000] shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option or Performance-Based Award (as defined in Section 8 below) granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or Performance-Based Award shall again be available under the Plan. If shares issued pursuant to Section 7 under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.        Duration of Plan.  The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed; provided, however, that no awards shall be made under the Plan on or after the 10th anniversary of the last action by the shareholders approving or re-approving the Plan. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-Based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-Based Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.        Administration.

  4.1      Board of Directors.  The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

(1)	Double-underlined matter is new; matter crossed out is proposed to be deleted.

  4.2      Committee.  The Board of Directors may delegate to any committee of the Board of Directors (“Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 10.

5.        Types of Awards, Eligibility, Limitations.  The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) issue shares as provided in Section 7; and (iv) award Performance-Based Awards as provided in Section 8. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. No employee may be granted options for more than an aggregate of 500,000 shares of Common Stock in any calendar year.

6.        Option Grants.

  6.1      General Rules Relating to Options.

      6.1-1    Terms of Grant.  The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

      6.1-2    Exercise of Options.  Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Except as provided in Sections 6.1-4 and 9, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

      6.1-3    Nontransferability.  Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

      6.1-4    Termination of Employment or Service.

   6.1-4(a)    General Rule.  Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates for any reason other than because of Total Disability, death, Retirement, resignation or termination by the Company without cause (such as set forth below), any options (or portions thereof) held by such optionee shall immediately terminate.

   6.1-4(b)    Termination Because of Total Disability.  Unless otherwise determined by the Board of Directors, if an optionee’s employment or service terminates by reason of the optionee’s Total Disability (as defined below), any options held by such optionee shall become fully exercisable and may be exercised at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of such termination, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of termination shall not exceed that permitted with respect to Incentive Stock Options under the Code. “Total Disability” means a physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company, to perform with reasonable continuity his or her material duties as an employee, director, officer or consultant of the Company or any subsidiary. Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability.

   6.1-4(c)    Termination Because of Death.  Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company or a subsidiary, any options held by such optionee shall become fully exercisable and may be exercised at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of death, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of death shall not exceed that permitted with respect to Incentive Stock Options under the Code. Options held by the deceased optionee may be exercised only by the person or persons to whom such optionee’s rights under the option(s) shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death.

   6.1-4(d)    Termination Because of Resignation.  If an optionee resigns from employment or providing services to the Company or a subsidiary, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 90 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided, however, the Board of Directors may in its sole discretion at the time of grant, at the time of termination or at any other time shorten, extend or otherwise modify or terminate such exercise period.

   6.1-4(e)    Termination by the Company Without Cause.  If the Company or a subsidiary terminates the employment of or the provision of services by an optionee without cause, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 90 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided, however, that the Board of Directors may in its sole discretion at the time of grant, the time of termination or any other time shorten, extend or otherwise modify or terminate such exercise period. The Board of Directors shall determine in its sole and absolute discretion whether an optionee was terminated without cause.

   6.1-4(f)    Termination Because of Retirement.  Unless otherwise determined by the Board of Directors, if an optionee terminates employment by or service with the Company by reason of Retirement, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 24 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of retirement shall not exceed that permitted with respect to Incentive Stock Options under the Code. “Retirement” means termination of employment after optionee is (i) over age 65, (ii) over age 60 with at least 10 years of service as an employee of the Company, or (iii) over age 55 after having accumulated at least 25 years of service as of his or her 55th birthday.

   6.1-4(g)    Amendment of Exercise Period Applicable to Termination.  The Board of Directors may at any time extend the above-described exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

   6.1-4(h)    Failure to Exercise Option.  To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

   6.1-4(i)    Leave of Absence.  Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

      6.1-5    Purchase of Shares.

   6.1-5(a)    Notice of Exercise.  Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

   6.1-5(b)    Payment.  Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

Unless the Board of Directors determines otherwise, the Board of Directors may provide that an option may be exercised and payment made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the exercise price and, unless otherwise prohibited by the Board of Directors or applicable law, any applicable tax withholding under Section 6.1-5(c). The Company will not be obligated to deliver certificates for the shares or make book entries denoting ownership of the shares unless and until it receives full payment of the exercise price therefor and any related withholding obligations have been satisfied.

   6.1-5(c)    Tax Withholding.  Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company or the Employer to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

   6.1-5(d)    Reduction of Reserved Shares.  Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by (a) the number of shares issued upon exercise of the option plus (b) the number of shares, if any, surrendered in payment for the exercise price or withheld to satisfy withholding requirements.

      6.1-6    Limitations on Grants to Non-Exempt Employees.  Unless otherwise determined by the Board of Directors, if an employee of the Company or any subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (“FLSA”), any option granted to that employee shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes totally disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

      6.1-7    No Repricing.  Except for actions approved by the shareholders of the Company or adjustments made pursuant to Section 9 below, the option price for an outstanding option granted under the Plan may not be decreased after the date of grant nor may the Company grant a new option or pay any cash or other consideration (including another award under the Plan) in exchange for any outstanding option granted under the Plan at a time when the option price of the outstanding option exceeds the fair market value of the shares covered by the option.

  6.2      Incentive Stock Options.    Incentive Stock Options shall be subject to the following additional terms and conditions:

      6.2-1    Limitation on Amount of Grants.  If the aggregate fair market value of stock (determined in the manner described in Section 6.2-4) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its subsidiary corporations, as defined in subsection 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

      6.2-2    Limitations on Grants to 10 percent Shareholders.  An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary (as defined in subsection 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

      6.2-3    Duration of Options.  Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

      6.2-4    Option Price.  The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the last reported sale price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing on the date the option is granted, or if there has been no sale on that date, on the next date thereafter on which a sale occurs, or such other value of the Common Stock as shall be specified by the Board of Directors.

      6.2-5    Limitation on Time of Grant.  No Incentive Stock Option shall be granted on or after the 10th anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

      6.2-6    Early Dispositions.  If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift).

      6.2-7    Conversion of Incentive Stock Options.  The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

  6.3      Non-Statutory Stock Options.  Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1, above.

      6.3-1    Option Price.  The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be deemed to be the last reported sale price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing on the date the option is granted, or if there has been no sale on that date, on the next date thereafter on which a sale occurs, or such other value of the Common Stock as shall be specified by the Board of Directors.

      6.3-2    Duration of Options.  Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.        Stock Awards.  The Board of Directors may issue up to an aggregate of ~~1,100,000~~ [1,700,000] shares as (i) stock awards under this Section 7 and (ii) Performance Shares (as defined in Section 8 below). Stock may be issued under this Section 7 for any consideration (including promissory notes and services) determined by the Board of Directors. Stock issued under this Section 7 shall be subject to such terms, conditions and restrictions as may be determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. Common Stock issued pursuant to this Section 7 shall be subject to an agreement if required by the Board of Directors, which shall be executed by the Company and the prospective recipient of the shares before the delivery of certificates representing the shares to the recipient. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates, if any, representing the shares shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of shares under a stock award, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8.        Performance-Based Awards.  The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). The Board of Directors may issue up to an aggregate of ~~1,100,000~~ [1,700,000] shares as (i) Performance Shares under this Section 8 and (ii) stock awards under Section 7. Performance-Based Awards shall be denominated at the time of grant either in

Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-Based Awards shall be subject to the following terms and conditions:

  8.1      Award Period.  The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

  8.2      Performance Goals and Payment.  The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains and losses, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage ratio, assets under management, portfolio return, return on average equity, return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income and cash flows, or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 8.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

  8.3      Computation of Payment.  During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

  8.4      Maximum Awards.  No participant may be granted in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 150,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $3,000,000.

  8.5      Tax Withholding.  Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company or the Employer to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

  8.6      Effect on Shares Available.  The payment of a Performance-Based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan or the number of shares that may be issued pursuant to Sections 7 and 8 of the Plan. The number of shares of Common Stock reserved for issuance under the Plan and under Sections 7 and 8 of the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

9.        Changes in Capital Structure.

  9.1      Stock Splits, Stock Dividends.  If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

  9.2      Mergers, Reorganizations, Etc.  In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

      9.2-1    Outstanding options shall remain in effect in accordance with their terms.

      9.2-2    Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

      9.2-3    The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

  9.3      Dissolution of the Company.  In the event of the dissolution of the Company, options shall be treated in accordance with Section 9.2–3.

  9.4      Rights Issued by Another Corporation.  The Board of Directors may also grant options and Performance-Based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, Performance-Based Awards and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

10.        Amendment of the Plan.  The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 9, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

11.        Approvals.  The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

12.        Employment and Service Rights.  Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by an Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by an Employer.

13.        Rights as a Shareholder.  The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

14.        Notices.  Any notices required or permitted to be given to holders of awards pursuant to the Plan shall be in writing, addressed to the most recent address on the Company’s records, and shall be deemed to be effectively given when (i) mailed by registered or certified mail with postage and fees prepaid, (ii) sent by overnight delivery service, (iii) personally delivered or (iv) sent by facsimile or electronic communication with confirmed transmission.